Exhibit 4.15

AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 2 to Securities Purchase Agreement (this “Amendment No. 2”) is made as of January 17, 2025 by and among Linkage Global Inc., a Cayman Islands exempted company (the “Company”), Hermann Ltd. a British Virgin Islands business company, ASLAN FAMILY Limited, a company incorporated in Hong Kong with limited liability, SHELF ADVISOR LIMITED, a British Virgin Islands business company, and HRD CAPITAL LIMITED, a company incorporated in Hong Kong with limited liability (each an “Investor” and collectively, the “Investors”).

WHEREAS, the parties entered into that certain securities purchase agreement dated as of September 18, 2024 (the “Securities Purchase Agreement”), pursuant to which, among other things, each Investor purchased a convertible promissory note from the Company, bearing interest at a rate of 8% per annum and convertible into ordinary shares, par value US$0.00025 per share, of the Company, in an aggregate original principal amount of US$10,830,000;

WHEREAS, on October 9, 2024, the Company issued that certain 8% OID convertible promissoary note to each Investor pursuant to terms and conditions of the Securities Purchase Agreement (each a “Convertible Promissory Note” and collecitvely, the “Convertible Promissory Notes”);

WHEREAS, on December 18, 2024, the Company and the Investors entered into that certain amendment to securities purchase agreement to amend conversion price under the Securities Purchase Agreement and the Convertible Promissory Notes; and

WHEREAS, the Company and the Investors agree to amend redemption provision under the Convertible Promissory Notes.

NOW, THEREFOR, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. All terms used and not defined herein shall have the same meanings as set forth in the Securities Purchase Agreement and the Convertible Promissory Notes.

2. Section 8 of each Convertible Promissory Note shall be amended and restated to read in its entirety as follows:

“8. Redemptions.

8.1 Redemptions. In the event that the Borrower receives a delisting notice from The Nasdaq Stock Market LLC (“Nasdaq”), the Lender shall have the right, upon written notice (the “Redemption Notice”) to the Company, to require the Borrower to redeem all remaining outstanding amounts (the “Redemption Amount”) under the Note (the “Redemption Right”). At the election of Borrower, payments of the Redemption Amount may be made (a) in cash, or (b) by converting such Redemption Amount into Conversion Shares at the Conversion Price (the “Redemption Conversion”), or (c) by any combination of the foregoing. So long as the cash is delivered to Lender on the third (3rd) Trading Day immediately following the date of the Redemption Notice, the Redemption Conversion Shares shall be delivered to Lender within three (3) business day.”

3. The terms and provisions of the Securities Purchase Agreement and the Convertible Promissory Notes shall remain in full force and effect except as specifically amended or modified by this Amendment No. 2.

4. The provisions of this Amendment No. 2 may be amended only with the written consent of the Company and the Investors.

5. Section 14.2 of the Securities Purchase Agreement shall apply in this Amendment No. 2 as through set forth herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed on the date and year first above written.

THE COMPANY:

Linkage Global Inc.

By:	/s/ Zhihua Wu
Name:	Zhihua Wu
Title:	Director

THE INVESTORS:

Hermann Ltd.

By:	/s/ Yi Lin
Name:	Yi Lin
Title:	Director

ASLAN FAMILY Limited

By:	/s/ Zheng Zhang
Name:	Zheng Zhang
Title:	Director

SHELF ADVISOR LIMITED

By:	/s/ Shuyan Liu
Name:	Shuyan Liu
Title:	Director

HRD CAPITAL LIMITED

By:	/s/ Long Li
Name:	Long Li
Title:	Director

[Signature to Amendment No. 2 to Securities Purchase Agreement]